Exhibit 10.02(n)

PARTICIPANT AWARD AGREEMENT

January 1, 2012

[Name and address]

Dear [Name]:

Pursuant to the terms and conditions of the EQT Corporation 2009 Long-Term Incentive Plan (the “Plan”), the Compensation Committee of the Board of Directors (“Board”) of EQT Corporation (the “Company”) has granted you Non-Qualified Stock Options (the “Options”) to purchase shares of the Company’s common stock as outlined below.

Options Granted: [Insert ]

Grant Date: January 1, 2012

Exercise Price per Share: [Insert closing stock price on December 30, 2011]

Expiration Date: January 1, 2022

Vesting Schedule:	50% on January 1, 2013, rounded down to the nearest whole share
50% on January 1, 2014

Upon termination of your employment for Cause (as defined below), all unvested Options and any unexercised vested Options shall be forfeited immediately.  Upon termination of your employment for any other reason, all unvested Options shall be forfeited, and any unexercised vested Options held on the date of termination shall remain exercisable for the remaining original term of the Options (except in the event of your death or disability, in which case the post termination exercise period will be one year after termination of employment).  As used herein, “Cause” is defined as: (a) your conviction of a felony, a crime of moral turpitude or fraud or your having committed fraud, misappropriation or embezzlement in connection with the performance of your duties, (b) your willful and repeated failures to substantially perform assigned duties; or (c) your violation of any provision of this Participant Award Agreement or express significant policies of the Company.  If the Company terminates your employment for Cause, the Company shall give you written notice not later than 30 days after such termination.

You may pay your exercise price and/or satisfy your tax withholding obligations with respect to the Options by delivering cash or directing the Company to (i) withhold that number of shares which would otherwise be issued upon exercise to pay your exercise price and/or satisfy the minimum required statutory tax withholding obligations, or (ii) accept delivery of previously owned shares to satisfy such exercise price and/or minimum tax withholding obligations.

The terms contained in the Plan are hereby incorporated into and made a part of this Participant Award Agreement, and this Participant Award Agreement shall be governed by and construed in accordance with the Plan.  In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Participant Award Agreement, the provisions of the Plan shall be controlling and determinative.  The Options, including any shares acquired by you upon exercise of the Options and any cash or other benefit acquired upon the sale of stock acquired through exercise of the Options      , shall be subject to the terms and conditions of any compensation recoupment policy adopted from time to time by the Board or any committee of the Board, to the extent such policy is applicable to the Options.

You may access important information about the Company and the Plan through the Company’s Knowledge Center and website.  Copies of the Plan and Plan Prospectus can be found by clicking on and logging into the “Total Rewards” link on the main Knowledge Center page under “Human Resources Links,” and then clicking on the “Wealth” tab.  Copies of the Company’s most recent Annual Report on Form 10-K and Proxy Statement can be found at www.eqt.com  by clicking on the “Investors” link on the main page and then “SEC Filings.” Paper copies of such documents are available upon request made to the Company’s Corporate Secretary.

For the Compensation Committee

By my signature below, I hereby acknowledge receipt of the Options granted on the date shown above, which have been issued to me under the terms and conditions of the Plan.  I further acknowledge receipt of the copy of the Plan and agree to conform to all of the terms and conditions of the Options and the Plan.

Signature:		Date:
Optionee Name